EXHIBIT 99.1

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Reports 2007 Third Quarter Results

ALPHARETTA, GEORGIA – November 7, 2007 (NYSE:NP) – Neenah Paper, Inc. today reported income from continuing operations for the third quarter 2007 of $16.5 million, or $1.08 per diluted common share, compared with income from continuing operations of $4.6 million, or $0.31 per diluted common share, for the third quarter of 2006. Consolidated net income in the third quarter of 2007 included a reduction of income tax expense of $8.9 million, or $0.59 per diluted common share, due to a decrease in deferred tax liabilities as a result of newly enacted lower German statutory tax rates. Consolidated net sales of $251.9 million for the third quarter 2007 increased almost 80 percent versus the prior year, and operating income of $16.3 million in the current quarter was 55 percent ahead of prior year levels. Results in 2007 include the Company’s acquisitions of Neenah Germany and the Fox River Paper Company.

Fine Paper quarterly net sales in 2007 of $95.3 million increased 77 percent, from $53.8 million last year, primarily due to higher volumes from the addition of Fox River. Operating income was $9.3 million in the third quarter of 2007, compared to $12.8 million in the third quarter of 2006. Operating income in the current quarter reflected integration costs associated with implementing a new manufacturing footprint following the closure of the former Fox River Housatonic and Urbana paper mills, as well as the impact of annual maintenance downs at the Company’s four remaining fine paper mills. Higher selling prices in 2007 were not able to offset increased costs for pulp, distribution and other inputs.

Technical Products net sales were $99.9 million in the third quarter of 2007, compared to $33.5 million in the same period last year. The increase was primarily due to the Neenah Germany acquisition, although net sales also benefited from an improved mix and higher selling prices in the domestic business. Operating income for the third quarter of 2007 was $3.2 million, up from $0.9 million in the third quarter of 2006. Third quarter results tend to be lower compared to other quarters due to scheduled mill maintenance downs and lower customer demand in the second half of the year. The higher operating income in 2007 compared with 2006 was primarily due to the inclusion of Neenah Germany. Benefits of the improved mix and higher selling prices in domestic operations were offset by higher costs for pulp, distribution and energy.

Net sales for Pulp in the third quarter of 2007 were $56.7 million, an increase of five percent from $54.2 million for the same period of 2006. Sales grew as a result of higher market selling prices in 2007 and the absence of pulp hedging losses, which reduced net sales by $4.3 million in 2006. These factors offset an 11 percent decline in volume compared with unusually high shipments in the third quarter of 2006. The pulp segment achieved operating income of $6.7 million in the quarter, compared with an operating loss of $0.3 million in 2006. The increase in income resulted from the higher selling prices, strong mill performance, the absence of pulp hedge losses and lower distribution costs that were able to offset negative impacts of a significantly stronger Canadian dollar, increased fiber costs and lower sales volumes.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer said, “Third quarter paper results reflect the scheduled annual mill maintenance downs and an external landscape that remains challenging due to higher input costs. Recently implemented selling price increases for most paper products and efficiency gains should help to mitigate these impacts. In addition, we are continuing to make progress on key initiatives to integrate and deliver synergies from the Fox River and Neenah Germany purchases and to optimize our product mix. In pulp, our teams and the mill continue to perform well and the Pictou operation was again profitable despite the stronger Canadian dollar and weakness in the lumber market that is impacting the price of wood chips.”

Selling, general and administrative expense was $20.5 million in the third quarter of 2007, compared with $13.1 million in the third quarter of 2006. The increase was primarily due to incremental expenses of acquired companies. However, as a percent of net sales, selling, general and administrative expense declined from 9.3 to 8.1 percent. Net interest expense of $6.4 million in the third quarter of 2007 increased from $2.8 million in the third quarter of 2006 as a result of added borrowings to finance acquisitions. Net debt in the quarter was reduced by $13 million from second quarter levels. Tax expense in the third quarter 2007 was significantly lower than the prior year due to the previously mentioned $8.9 million credit related to the statutory rate change in Germany.

Discontinued Operations

The Company’s Terrace Bay pulp and woodlands operations, excluding certain post-retirement obligations, were transferred to Terrace Bay Pulp Inc. and Eagle Logging Inc. in August 2006. Results from Terrace Bay have been classified as discontinued operations for all periods presented. Losses for discontinued operations in the third quarter of 2007 were $1.1 million due to expenses for certain post-employment obligations of former Terrace Bay employees. In the third quarter of 2006, there was a net loss of $19.0 million from discontinued operations, including losses related to the sale of the facility and curtailment and partial settlement of the Ontario pension plan.

Year-To-Date

Year-to-date consolidated net sales through the third quarter were $734.7 million in 2007 and $417.1 million in 2006. Higher sales in 2007 resulted from acquisitions and improved selling prices in all product segments. For the same nine month period, income from continuing operations was $35.0 million, or $2.31 per diluted common share in 2007, compared to $92.2 million, or $6.22 per diluted common share, in the prior year.

Results in 2007 and 2006 included gains of $0.18 and $5.17 per diluted common share, respectively, related to the sale of timberlands; and 2007 results included an additional $0.59 per diluted common share for the impact of the change in German tax rates on deferred tax liabilities. Excluding these items, adjusted earnings per diluted common share for the first nine months of 2007 increased almost 50 percent, from $1.05 in 2006 to $1.54 in 2007. These adjusted earnings are a non-GAAP measure and are reconciled to GAAP earnings in a table that can be found at the end of this release.

Adjusted earnings per share increased in 2007 as a result of additional earnings from acquired businesses, an improved Technical Products mix, higher pulp earnings and a decline in the effective tax rate due to changes in corporate structure in connection with the acquisition of Neenah Germany and the mix of income between tax jurisdictions.

Losses from discontinued operations were $0.15 per diluted common share for the first nine months of 2007 and $2.19 per diluted common share for the same period in 2006.

CONFERENCE CALL

As previously announced, Neenah Paper will hold a conference call to discuss third quarter earnings and other matters of interest at 11 a.m. (Eastern) on Thursday, November 8. The call will be simultaneously broadcast via the internet, and stockholders and other interested parties are invited to listen to the live broadcast or participate in the call by following the instructions set out in the Investor Relations section of the company’s Web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site, and a replay of the call will be available at the site through November 30.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, ESSE®, KIMDURA® and MUNISING LP®, Gessner® and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has paper manufacturing operations in the United States and Germany, and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S. dollar/Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings, and the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES

NEENAH PAPER INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Sales	$251.9	$141.4	$734.7	$417.1
Cost of products sold	219.2	121.4	627.8	347.5
Gross Profit	32.7	20.0	106.9	69.6
Selling, general and administrative expenses	20.5	13.1	60.3	40.0
Gain on sale of woodlands	(1.6)	(1.5)	(4.5)	(124.1)
Other income - net	(2.5)	(2.1)	(4.2)	(5.7)
Operating Income	16.3	10.5	55.3	159.4
Interest expense-net	6.4	2.8	18.9	11.4
Income From Continuing Operations
Before Income Taxes	9.9	7.7	36.4	148.0
(Benefit) provision for income taxes	(6.6)	3.1	1.4	55.8
Income From Continuing Operations	16.5	4.6	35.0	92.2
Loss From Discontinued Operations	(1.1)	(19.0)	(2.3)	(32.4)
Net Income (Loss)	$15.4	$(14.4)	$32.7	$59.8

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$1.10	$0.31	$2.35	$6.25
Discontinued Operations	(0.07)	(1.29)	(0.15)	(2.20)
	$1.03	$(0.98)	$2.20	$4.05
Diluted
Continuing Operations	$1.08	$0.31	$2.31	$6.22
Discontinued Operations	(0.07)	(1.28)	(0.15)	(2.19)
	$1.01	$(0.97)	$2.16	$4.03

Weighted Average Common Shares Outstanding (000s)
Basic	14,924	14,756	14,857	14,749

Diluted	15,213	14,846	15,147	14,823

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

Reconciliation of Non-GAAP Disclosure Items

(In millions, except per share data)

Reconciliation of consolidated operating income to adjusted operating income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating income	$16.3	$10.5	$55.3	$159.4
Subtract: Gain on sale of woodlands	(1.6)	(1.5)	(4.5)	(124.1)
Adjusted operating income	$14.7	$9.0	$50.8	$35.3

Reconciliation of net income to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Income (Loss)	$15.4	$(14.4)	$32.7	$59.8
Add (subtract):
After-tax gain on sale of woodlands	(1.0)	(0.9)	(2.8)	(76.6)
Benefit from change in German tax law	(8.9)	––	(8.9)	––
Loss from discontinued operations, net of tax	1.1	19.0	2.3	32.4
Adjusted net income	$6.6	$3.7	$23.3	$15.6

Reconciliation of earnings per share to adjusted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Earnings Per Diluted Common Share	$1.01	$(0.97)	$2.16	$4.03
Add (subtract):
After-tax gain on sale of woodlands	(0.06)	(0.06)	(0.18)	(5.17)
Benefit from change in German tax law	(0.59)	––	(0.59)	––
Loss from discontinued operations, net of tax	0.07	1.28	0.15	2.19

Adjusted earnings from continuing operations per diluted common share	$0.43	$0.25	$1.54	$1.05

Notes:

In accordance with generally accepted accounting principles in the United States (“GAAP”), reported net income and earnings per diluted share include the after-tax effects of discontinued operations and unusual and non-recurring items. In addition, reported operating income includes the pre-tax effects of non-recurring items. We believe that by adjusting such reported amounts to exclude the effects of these items, the resulting adjusted operating income, adjusted net income and adjusted earnings per share are on a basis that reflects the results of our ongoing operations. Adjusted operating income, adjusted net income and adjusted earnings per share are not recognized terms under GAAP and should not be considered in isolation or as a substitute for operating income, effective tax rate, net income, earnings per share or any other performance measures derived in accordance with GAAP. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to their measures.

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In millions)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30,
Business Segment Data	2007	2006	2007	2006

Net Sales:
Fine Paper	$95.3	$53.8	$271.2	$169.2
Technical Products	99.9	33.5	303.1	100.3
Pulp	56.7	54.2	160.7	149.4
Intersegment Sales	––	(0.1)	(0.3)	(1.8)
Consolidated	$251.9	$141.4	$734.7	$417.1

Operating Income (Loss):
Fine Paper	$9.3	$12.8	$34.9	$43.9
Technical Products	3.2	0.9	22.1	5.8
Pulp	6.7	(0.3)	8.6	119.2
Unallocated corporate expenses	(2.9)	(2.9)	(10.3)	(9.5)
Consolidated	$16.3	$10.5	$55.3	$159.4

Balance Sheet Data	September 30, 2007	December 31, 2006
Cash and cash equivalents	$6.2	$1.6
Adjusted working capital(1)	151.2	92.6
Total debt	339.2	283.6
Stockholders’ equity	262.1	184.9
Total assets	931.8	744.7

	Nine Months Ended September 30,
Cash Flow Data	2007	2006
Cash provided by operating activities	$44.5	$52.7
Depreciation and amortization	33.5	21.0
Stock-based compensation	5.1	3.9
Capital expenditures	37.2	15.4
Pension contributions(2)	6.3	21.0

Notes:

(1)          Adjusted working capital consists of all current assets and current liabilities, net of cash (including restricted cash) and debt payable within one year.

(2)          Cash contributions to pension trusts, including $10.6 million in August 2006 for partial settlement of the Ontario plan.